Exhibit 3.1

ONE LIBERTY PROPERTIES, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

This is to certify that:

FIRST: One Liberty Properties, Inc., a Maryland Corporation (the “Corporation”), desires to amend and restate its Articles of Incorporation as currently in effect and as hereafter amended.

SECOND: The following provisions are all the provisions of the Articles of Incorporation currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the Corporation is:

ONE LIBERTY PROPERTIES, INC.

ARTICLE II

PURPOSES

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

The post-office address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Timonium, Maryland 21093. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a corporation of the State of Maryland, and the post-office address of the resident agent is 2405 York Road, Suite 201, Timonium, Maryland 21093.

ARTICLE IV

CAPITAL STOCK

(1) The total number of shares of capital stock which the Corporation shall have authority to issue is Sixty two million five hundred thousand (62,500,000) shares, (a) Fifty million (50,000,000) shares of which shall be designated common stock, One Dollar ($1.00) par value per share (the “Common Stock”), and (b) twelve million five hundred thousand (12,500,000) shares of which shall be designated preferred stock, One Dollar ($1.00) par value (the “Preferred Stock,” and together with the Common Stock, the “Shares”).

(2) Subject to Article X, each share of Common Stock shall entitle the owner thereof to vote at the rate of one (1) vote for each share held.

(3) Any fractional shares shall carry proportionately all the rights of a whole share, excepting any right to receive a certificate evidencing such fractional share, but including, without limitation, the right to vote and the right to receive dividends.

(4) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the by-laws of the Corporation.

(5) Subject to Article X, the Board of Directors is hereby expressly granted authority to authorize from time to time, in accordance with applicable law, the issue of one or more series of Preferred Stock and with respect to any such series, to fix by resolution or resolutions the numbers, powers, designations, preferences and relative, participating, optional or other special rights of such series and the qualifications, limitations or restrictions thereof, including but without limiting the generality of the foregoing, the following:

(a) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

(b) entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(c) entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;

(d) providing for the conversion, at the option of the holder or of the Corporation or both, of the shares of Preferred Stock into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes or into property of the Corporation or into the securities or properties of any other corporation or person, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine, or providing for no conversion;

(e) providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

(f) lacking voting rights or having limited voting rights or enjoying general, special or multiple voting rights;

(g) specifying the number of shares constituting that series and the distinctive designation of that series and the stated value of that series;

(h) specifying the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon (i) the payment of dividends, (ii) the making of other distributions, (iii) the purchase, (iv) the redemption or (v) an acquisition, by the Corporation of any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;

(i) specifying the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and

(j) providing for any other power, preference and relative, participating, optional or other rights or terms, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with applicable law, this Section IV(5) or any resolution of the Board of Directors pursuant hereto.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS
OF THE CORPORATION AND OF THE DIRECTORS AND STOCKHOLDERS

(1) The number of directors of the Corporation is currently ten, which number may be increased pursuant to the by-laws of the Corporation but shall never be less than three. Commencing with the annual meeting of stockholders held on May 22, 1984, the directors of the Corporation shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, each class to be as nearly equal in number as possible, which classes shall be designated as Class 1, Class 2 and Class 3. Subject to the provisions hereof, the number of directors in each class shall from time to time be designated by the Board of Directors of the Corporation pursuant to the by-laws. The Class 1 director shall be elected initially for a term of one year; the Class 2 directors shall be elected initially for a term of two years; and the Class 3 directors shall be elected initially for a term of three years. At each annual meeting, the successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years so that each term of office of one class of directors shall expire in each year.

(2) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of capital stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in these Articles of Incorporation or in the by-laws of the Corporation or in the General Laws of the State of Maryland.

(3) No holder of shares of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the Corporation or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of the capital stock of the Corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

(4) Each holder of stock of the Corporation shall upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of securities of the Corporation as the Board of Directors deems necessary to comply with provisions of the Internal Revenue Code of 1986, as from time to time amended, applicable to the Corporation, or to comply with the requirements of any taxing authority.

(5) The Corporation, to the maximum extent permitted by Maryland law in effect from time to time, shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in such capacity, in either case, from and against any claim or liability to which such individual may become subject by reason of his or her service in such capacity. The rights to indemnification and advance of expenses provided by this Charter shall vest immediately upon election of a director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to any individual who served a predecessor of the Corporation (including, without limitation, its direct or indirect subsidiaries), in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in this Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section 5, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section 5, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. For the avoidance of doubt, the rights of indemnification provided by this Charter shall protect acts performed by such indemnitees (including by reason of being named a person who is about to become a director) prior to the date of this Charter, including acts performed, or omissions taking place, prior to the formation of the Corporation.

(6) The Board of Directors of the Corporation may make, alter or repeal from time to time any of the by-laws of the Corporation except any particular by-law which is specified as not subject to alteration or repeal by the Board of Directors.

(7) The Board of Directors may authorize, subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general), or other organization shall render or make available to the Corporation managerial, investment advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

(8) The Board of Directors may authorize any agreement of the character described in paragraph (7) of this Article V or other transaction with any person, corporation, association, company, trust, partnership (limited or general), or other organization, although one or more of the members of the Board of Directors or officers of the Corporation may be the other party to any such agreement or an officer, director, stockholder, or member of such other party, and no such agreement or transaction shall be invalidated or rendered voidable solely by reason of the existence of any such relationship if (i) the existence is disclosed or known to: (a) the Board of Directors, and the Board authorizes, approves, or ratifies the agreement or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or (b) the stockholders entitled to vote, and the agreement or transaction is authorized, approved, or ratified by a majority of votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or such other entity or officer, director, stockholder or member thereof; or (ii) the contract is fair and reasonable to the Corporation. Any member of the Board of Directors of the Corporation who is also a director or officer of such other entity or who is so interested or associated with such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such agreement or transaction, and may vote thereat to authorize any such agreement or transaction, with like force and effect as if he were not such director or officer of such other entity or not so interested or associated.

(9) The determination as to any of the following matters made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter of the Corporation and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its capital stock, namely: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends; the amount of paid-in surplus, other surplus, annual or other net profit, or net assets in excess of capital, undivided profits, or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair values, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matter relating to the acquisition, holding and disposition of any assets by the Corporation.

(10) Notwithstanding any provision of the General Laws of the State of Maryland requiring any action to be taken or authorized by the affirmative vote of stockholders entitled to cast a greater number of votes, such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

(11) Only the stockholders may, at any meeting of stockholders duly called and at which a quorum is present, by the affirmative vote or consent of the holders of a majority of all of the outstanding shares entitled to vote, remove any director or directors from office, and only for cause, and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of removed directors.

(12) To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Neither the amendment nor repeal of this Paragraph, nor the adoption or amendment of any provision of the Articles of Incorporation or By-laws inconsistent with this Paragraph, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VI

REDEMPTION

If at any time the Board of Directors shall in good faith be of the opinion that direct or indirect ownership of shares of stock of the Corporation has or may become concentrated to an extent which would cause the Corporation to fail to qualify or be disqualified as a real estate investment trust by virtue of Sections 856(a)(5) or (6) of the Internal Revenue Code of 1986, as amended, or similar provisions of successor statutes, pertaining to the qualification of the Corporation as a real estate investment trust, the Board of Directors shall have the power (i) by lot or other means deemed equitable by them to call for purchase from any stockholder of the Corporation a number of shares sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of shares of stock of the Corporation into conformity with the requirements of said Sections 856(a)(5) and (6) pertaining to the Corporation, and (ii) to refuse to transfer or issue shares of the Corporation to any person whose acquisition of such shares would, in the opinion of the Board of Directors, result in the Corporation being unable to conform to the requirements of said Sections 856(a)(5) and (6). The purchase price for any shares of stock purchased pursuant hereto (i) shall be equal to the fair market value of the shares as reflected in the closing sale price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, (ii) if the shares are not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the last reported sale price, or if there is no such sale price, the average of the last reported bid and asked prices, as reported by the National Association of Securities Dealers Automated Quotation System (“Nasdaq”), (iii) if the shares are not at the time quoted on the Nasdaq, then such price shall be equal to the last reported bid and asked prices as reported by the OTC Bulletin Board, or any similar reputable quotation and reporting service, if such quotation is not reported by the OTC Bulletin Board, or (iv) if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. Payment of the purchase price shall be made in cash by the Corporation at such time and in such manner as may be determined by the Board of Directors of the Corporation. From and after the date fixed for purchase by the Board of Directors, the holder of any shares of stock so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any transfer of shares that would prevent the corporation from continuing to be qualified as a real estate investment trust by virtue of the application of said Sections 856(a)(5) and (6) shall be deemed void ab initio and the intended transferees shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring such shares and to hold such shares on behalf of the Corporation.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendments to its charter which may be now or hereafter authorized by law, including any amendments changing the terms or contract rights of any of its outstanding stock by classification, re-classification, or otherwise. Any amendment to the corporation’s charter shall be valid if such amendment shall have been authorized by not less than a majority of the aggregate number of votes entitled to be cast thereon by a vote at a meeting or in writing with or without a meeting. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation.

ARTICLE VIII

PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE IX

INAPPLICABILITY OF SUBTITLE 6 OF TITLE 3

OF THE MARYLAND GENERAL CORPORATION LAW

The Corporation expressly elects not to be subject to or governed by the provisions of Subtitle 6 of Title 3 of the Maryland General Corporation Law, or any substantially similar successor law.

ARTICLE X

OWNERSHIP LIMITATIONS

(1) DEFINITIONS. For the purposes of this Article X, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Shares by a Person who (i) would be treated as an owner of such Shares under section 542(a) (2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code or (ii) would be treated as an owner of such Shares under Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board of Directors as the beneficiary or beneficiaries of the Excess Share Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Excess Shares” shall mean Shares resulting from an event described in Article X(3).

“Excess Share Trust” shall mean the trust created pursuant to Article X(3) and (14).

“Excess Share Trustee” shall mean a person who shall be unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board of Directors as the trustee of the Excess Share Trust.

“Existing Holder” shall mean any Person who Beneficially Owns a total amount or value in excess of 9.9% of our Shares on June 14, 2005.

“Existing Holder Amount” shall mean an amount equal to an amount which would not result (i) in five Persons Beneficially Owning more than 49% of the Shares, (ii) the Shares being beneficially owned (as provided in Section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution), and (iii) in the Corporation being “closely held” within the meaning of Section 856(h) of the Code.

“Existing Holder Limit” shall mean, with respect to each Existing Holder, a total amount or value of Shares such Person may Beneficially Own, which amount shall equal the lesser of (i) an amount determined by the Board of Directors from time to time with respect to such Person and (ii) the Existing Holder Amount.

“Fair Market Value” shall mean the last reported sales price reported on the New York Stock Exchange for Shares on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price for Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such Shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price of such Shares on the relevant date as determined in good faith by the Board of Directors.

“Ownership Limit” shall mean, with respect to (i) an Existing Holder, the Existing Holder Limit, and (ii) with respect to all other Persons, 9.9% or more, in total number of Shares or value, of the outstanding shares of any class or series of Common Stock and Preferred Stock of the Corporation. The number and value of the outstanding Shares of any class or series of Common Stock and Preferred Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, estate, corporation (including a corporation qualified under Section 401(a) or 501(c)(17) of the Code), portion of a corporation permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in Article X(3), the Person who would have been the beneficial holder of the Shares, if such Transfer had been valid under Article X(2).

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in Article X(3), the Person who would have been the record holder of the Shares, if such Transfer had been valid under Article X(2).

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“REIT Provisions of the Code” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“Restriction Termination Date” shall mean the first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Shares” shall mean the shares of the Corporation as may be authorized and issued from time to time pursuant to Article IV.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares and (c) any transfer or other disposition of any interest in Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms “Transfers” and “Transferred” shall have the correlative meanings.

(2) OWNERSHIP LIMITATION.

(A) Except as provided in Article X(11) and (19), and subject to clause (B) below, until the Restriction Termination Date:

(i) no Person shall Beneficially Own Shares in excess of the Ownership Limit with respect to such Person;

(ii) any Transfer that, if effective, would result in any Person Beneficially Owning Shares in excess of the Ownership Limit with respect to such Person shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Shares;

(iii) any Transfer that, if effective, would result in the Shares being beneficially owned (as provided in Section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Shares which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such Shares.

(iv) any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

(B) Nothing contained in this Article X shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Article X and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article X.

(3) EXCESS SHARES.

(A) In the event that, notwithstanding the other provisions contained in this Article X, at any time until the Restriction Termination Date, there is a purported Transfer such that any Person would Beneficially Own Shares in excess of such Person’s Ownership Limit, then, except as otherwise provided in Article X(11), Shares directly owned by such Person in excess of such Person’s Ownership Limit shall be automatically designated as Excess Shares (without reclassification) until such Person does not own Shares in excess of such Person’s Ownership Limit. The designation of such Shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after designation of such Shares owned directly by a Person as Excess Shares, such Person still owns Shares in excess of such Person’s Ownership Limit, Shares Beneficially Owned by such Person constructively in excess of such Person’s Ownership Limit shall be designated as Excess Shares until such Person does not own Shares in excess of such Person’s Ownership Limit. Where such Person owns Shares constructively through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares as Excess Shares held by such other Persons shall be pro rata.

(B) If, notwithstanding the other provisions contained in this Article X, at any time until the Restriction Termination Date, there is a purported Transfer of Shares or any sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect stockholder of the Corporation which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then any Shares being Transferred which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares and be treated as provided in this Article X. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after the designation of any such Shares as Excess Shares, the Corporation is still “closely held” within the meaning of Section 856(h) of the Code, an amount of Shares owned directly by any Person whose Beneficial Ownership of Shares in the Corporation increased as a result of the sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect stockholder of the Corporation and is one of the five Persons who caused the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, shall be automatically designated as Excess Shares until the Corporation is not “closely held” within the meaning of Section 856(h) of the Code. Where several similarly situated Persons exist, the designation of Shares as Excess Shares shall be pro rata. If, after applying the foregoing provisions the Corporation is still “closely held” within the meaning of Section 856(h) of the Code, any Shares constructively owned by such Persons shall be designated as Excess Shares, on a pro rata basis among similarly situated Persons, until the Corporation is not “closely held” within the meaning of Section 856(h) of the Code.

(C) If, at any time until the Restriction Termination Date, an event other than a purported Transfer (an “Event”) occurs which would cause any Person to Beneficially Own Shares in excess of such Person’s Ownership Limit, then, except as otherwise provided in Article X(11), Shares Beneficially Owned by such Person in excess of such Person’s Ownership Limit shall be automatically designated as Excess Shares to the extent necessary to eliminate such excess ownership. The designation of Shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the Event. In determining which Shares are designated as Excess Shares, Shares Beneficially Owned by any Person who caused the Event to occur shall be designated as Excess Shares before any Shares not so held are designated. Where several similarly situated Persons exist, the designation of Shares as Excess Shares shall be pro rata. If any Person is required to designate Shares as Excess Shares pursuant to this subsection (C), such Person shall first designate Shares directly held by such Person before designating Shares Beneficially Owned constructively. Where such Person owns Shares constructively through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares by such other Persons shall be pro rata.

(4) PREVENTION OF TRANSFER. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Article X(2) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined with or without reference to any rules of attribution) of any Shares in violation of Article X(2), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Article X(2) shall automatically result in the designation and treatment described in Article X(3), irrespective of any action (or non-action) by the Board of Directors.

(5) NOTICE TO CORPORATION. Any Person who acquires or attempts to acquire Shares in violation of Article X(2), or any Person who is a transferee such that Excess Shares result under Article X(3), shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Corporation of such event. Such person shall also provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT and shall execute and deliver such instruments and provide such further cooperation and assistance as the Board of Directors deems advisable to preserve the status of the Corporation as a REIT.

(6) INFORMATION FOR CORPORATION. Until the Restriction Termination Date:

(A) every Beneficial Owner of more than 1% (or such other lower percentages as required pursuant to regulations under the Code) of the number or value of any class or series of Common Stock or Preferred Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of Shares of such class or series of Common Stock or Preferred Stock Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with such Person’s Ownership Limit.

(B) each Person who is a Beneficial Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial Owner shall provide to the Corporation in writing such information with respect to direct, indirect and constructive ownership of Shares as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

(7) OTHER ACTION BY BOARD. Subject to Article X(2), nothing contained in this Article X shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT; provided, however, that no provision of this subsection 7 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

(8) AMBIGUITIES. In the case of an ambiguity in the application of any of the provisions of this Article X, including any definition contained in Article X(1), the Board of Directors shall have the power to determine the application of the provisions of this Article X with respect to any situation based on the facts known to it. In the event this Article X requires or permits an action by the Board of Directors and the Restated Articles of Incorporation of the Corporation, as amended, fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article X.

(9) INCREASE OR DECREASE IN OWNERSHIP LIMIT. Subject to the limitations provided in Article X(10), the Board of Directors may from time to time increase or decrease such Person’s Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

(10) LIMITATIONS ON CHANGES IN OWNERSHIP LIMITS.

(A) The Ownership Limit may not be increased if, after giving effect to such increase, five or fewer individual Beneficial Owners of Shares could Beneficially Own, in the aggregate, more than 49% in number or value of the outstanding Shares.

(B) Prior to the modification of any Ownership Limit pursuant to Article X(9), the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(11) WAIVERS BY THE BOARD. The Board of Directors with a ruling from the Internal Revenue Service, an opinion of counsel to the effect that such exemption will not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or such other evidence as the Board of Directors deems necessary in its sole discretion may exempt, on such conditions and terms as the Board of Directors deems necessary in its sole discretion, a Person from such Person’s Ownership Limit if the Board of Directors obtains such representations and undertakings from such Person as the Board of Directors may deem appropriate and such Person agrees that any violation of the terms of such exemption or attempted violation of the same will result in, to the extent necessary, the designation of Shares held by such Person as Excess Shares in accordance with Article X(3).

(12) LEGEND. Each certificate for Shares:

(a) shall state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge; or

(B) shall bear substantially the following legend:

“The securities represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Restated Articles of Incorporation of the Corporation, as amended, no Person may Beneficially Own Shares in excess of the Ownership Limit (as defined in the Restated Articles of Incorporation, as amended) or such greater percentage as may be determined by the Board of Directors of the Corporation, of the number or value of the outstanding Shares of any class or series of the Common Stock or Preferred Stock of the Corporation. Any Person who attempts or proposes to Beneficially Own Shares in excess of the above limitations must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the Restated Articles of Incorporation of the Corporation, as amended, a copy of which, including the restrictions on transfer, will be furnished to each stockholder on request and without charge. If the restrictions on transfer are violated, the securities represented hereby which are in excess of the above limitations will be designated and treated as Excess Shares which will be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary.”

(13) SEVERABILITY. If any provision of this Article X or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

(14) TRANSFER OF EXCESS SHARES. Upon any purported Transfer that results in Excess Shares pursuant to Article X(3), such Excess Shares shall be deemed to have been transferred on the day prior to the date of the purported Transfer that results in such Excess Shares to the Excess Share Trustee, as trustee of a special trust for the exclusive benefit of the Charitable Beneficiary. The Corporation shall name a Charitable Beneficiary, if one does not already exist, within five days of the discovery of any designation of any Excess Shares; however, the failure to so name a Charitable Beneficiary shall not affect the designation of Shares as Excess Shares or the transfer thereof to the Excess Share Trustee. Excess Shares so held in trust shall be issued and outstanding Shares of the Corporation. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as provided in Article X(17).

(15) DISTRIBUTIONS ON EXCESS SHARES. Any dividends (whether taxable as a dividend, return of capital or otherwise) on Excess Shares shall be paid to the Excess Share Trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive, for each Excess Share, the lesser of (A) the amount per share of any distribution made upon liquidation, dissolution or winding up or (B) the price paid by the Purported Record Transferee for the Excess Shares, or if the Purported Record Transferee did not give value for the Excess Shares, the Fair Market Value of the Excess Shares on the day of the event causing the Excess Shares to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Corporation that the Shares with respect to which the dividend or distribution was made had been designated as Excess Shares shall be repaid, upon demand, to the Excess Share Trust for the benefit of the Charitable Beneficiary.

(16) VOTING OF EXCESS SHARES. The Excess Share Trustee shall be entitled to vote the Excess Shares on behalf of the Charitable Beneficiary on any matter. Subject to Maryland law, any vote cast by a Purported Record Transferee with respect to the Excess Shares prior to the discovery by the Corporation that the Excess Shares were held in trust will be rescinded ab initio; provided, however, that if the Corporation has already taken irreversible action with respect to a merger, reorganization, sale of all or substantially all the assets, dissolution of the Corporation or other action by the Corporation, then the vote cast by the Purported Record Transferee shall not be rescinded. The owner of the Excess Shares will be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.

Notwithstanding the provisions of this Article X, until the Corporation has received notification that Excess Shares have been transferred into an Excess Share Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(17) NON-TRANSFERABILITY OF EXCESS SHARES. Excess Shares shall be transferable only as provided in this Section 17. The Excess Share Trustee may, in the event that the Corporation waives its purchase rights under Section 18, transfer the Shares held in the Excess Share Trust to a Person or Persons whose ownership of such Shares will not violate such Person’s Ownership Limit. If such a transfer is made to such a Person or Persons, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive the lesser of (A) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the Fair Market Value of the Shares on the day of the event causing the Shares to be held in trust, or (B) the price received by the Excess Share Trust from the sale or other disposition of the Shares. Any proceeds in excess of the amount payable to the Purported Record Transferee will be paid to the Charitable Beneficiary. The Excess Share Trustee shall be under no obligation to obtain the highest possible price for the Excess Shares. Prior to any transfer of any Excess Shares by the Excess Share Trustee, the Corporation must have waived in writing its purchase rights under Section 18. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section against the Charitable Beneficiary.

If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Shares in Corporation and to hold such Excess Shares on behalf of the Corporation.

(18) CALL BY CORPORATION ON EXCESS SHARES. Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (A) the price per Share in the transaction that created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the Fair Market Value at the time of such devise, gift or other transaction) and (B) the Fair Market Value of the Excess Shares on the date the Corporation, or its designee, accepts such offer (the “Redemption Price”). The Corporation shall have the right to accept such offer for a period of ninety days after the later of (x) the date of the purported Transfer which resulted in such Excess Shares and (y) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Article X(5) but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Article X(17). Unless the Board of Directors determines that it is in the interests of the Corporation to make earlier payments of all of the amount determined as the Redemption Price per Share in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board of Directors at any time up to but not later than the five years after the date the Corporation accepts the offer to purchase the Excess Shares. In no event shall the Corporation have an obligation to pay interest to the Purported Record Transferee.

(19) UNDERWRITTEN OFFERINGS. The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering; provided that the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.

(20) ENFORCEMENT. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article X.

(21) NON-WAIVER No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

THIRD: The amendment and restatement of the Articles of Incorporation as hereinafter set forth herein has been duly considered and approved by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the preceding amendment and restatement of the Articles of Incorporation.

FIFTH: The name and address of the Corporation’s resident agent is as set forth in Article III of the preceding amendment and restatement of the Articles of Incorporation.

SIXTH: The number of directors of the Corporation is ten, and the names of those currently serving as directors are Charles L. Biederman, Patrick J. Callan, Jr. and Karen A. Till, as Class 1 directors; Joseph A. DeLuca, Fredric H. Gould, Leor Siri and Eugene I. Zuriff, as Class 2 directors; and Jeffrey A. Gould, Matthew J. Gould and J. Robert Lovejoy, as Class 3 directors.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 37,500,000, consisting of 25,000,000 shares of Common Stock, $1.00 par value per share and 12,500,000 shares of Preferred Stock, $1.00 par value per share. The aggregate par value of the all shares of stock having par value was $37,500,000.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 62,500,000, consisting of 50,000,000 shares of Common Stock, $1.00 par value per share, and 12,500,000 shares of Preferred Stock, $1.00 par value per share. The aggregate par value of all authorized shares of stock having par value is $62,500,000.

NINTH: The undersigned acknowledges the Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on the 30th day of June, 2020.

ONE LIBERTY PROPERTIES, INC.

By:
Name: Patrick J. Callan, Jr.
Title: President and Chief Executive Officer

ATTEST:

By:
Name: Seth Asher Gaffney
Title: Secretary